Exhibit 10.2

POST TERMINATION CONSULTING AGREEMENT

This Agreement is made this                  day of             , 20         (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries (collectively called “the Company”) and                 , (the “Executive”).

Executive recognizes that in his capacity as a key executive with the Company he provides unique services that will be exceedingly difficult to replace after termination of his employment

Executive recognizes that the Company desires continued access to Executive’s unique services, knowledge and a reasonable transition after the termination of Executive’s employment

Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement.

THEREFORE, in consideration for the Executive Employment Agreement and the additional consideration provided herein, Executive and the Company agree to the following:

1. Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company (“Consulting Services”) Executive will be available to provide approximately                hours of such Consulting Services per month in a manner that will not unduly interfere with any other employment Executive’s may then have.

2. Term of Agreement. Executive will provide Consulting Services effective upon termination of Executive’s employment with the Company and continuing thereafter for a period of              months. (“Term of Agreement”)

3. Compensation. In addition to the consideration provided by the Executive Employment Agreement mentioned above, Executive shall be paid              dollars per month during the Term of Agreement (“Consulting Fee”). This Consulting Fee will be adjusted upward by three percent (3%) annually on the anniversary of this Agreement.

4. Expenses. Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.

5. Termination. Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if Executive, due to physical or mental illness, becomes disabled so as to be unable to perform the services called for under this Agreement, either the Company or Executive may by written notice terminate the consulting relationship as of the last day of the calendar month during which such notice is given; (c) the parties may terminate this Agreement by mutual written agreement.

6. Non-Competition. Executive acknowledges and agrees that during the term of the Agreement he will not render executive, managerial, market research, advise or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden or pet related products or which would otherwise conflict with his obligations to the Company.

7. Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company’s confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company’s products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called “Company Confidential Information”) Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive’s own benefit or for the benefit of others besides Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.

8. Remedies. Executive understands and acknowledges that Company’s remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys’ fees) incurred in enforcing its rights hereunder.

9. Independent Contractor Status. For all purposes, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.

10. No Authority to Bind Company. Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company’s prior written consent.

11. Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.

12. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer or Chairman of the Company

13. Agreement Enforceable to Full Extent Possible. If any restriction set forth in this agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction.

The parties agree to each of the terms and conditions set forth above.

Dated:
[Executive]

Dated:	By:

Title:

for Central Garden & Pet Company